EXHIBIT 10.1

OFFER LETTER AMENDMENT

THIS OFFER LETTER AMENDMENT (“Agreement”) is made and entered into as of this 28th day of August 2012, by and between Beatrice Lafon (“you” or the “Executive”), and Claire’s Stores, Inc. (the “Company”).

RECITALS

WHEREAS, Claire’s Inc. is the parent (the “Parent”) of the Company;

WHEREAS, in September 2011, the Executive signed an Offer Letter and entered into an Employment Agreement with the European operating subsidiary of the Company to serve as President of the Company’s European division;

WHEREAS, in connection with the Executive’s appointment as President of Europe, Parent offered Executive (the “Offer”) the opportunity to purchase 30,000 shares of common stock of the Parent (the “Shares”) at a purchase price of $10 per share;

WHEREAS, in February 2012, the Executive purchased 5,000 Shares;

WHEREAS, the Offer with respect to the remaining 25,000 Shares expired February 29, 2012;

WHEREAS, in May 2012, the Company granted an investment option on a buy-one-get-one basis (“BOGO Option”) to the Executive, at an exercise price of $10 per share, which related to the purchase of 5,000 Shares by the Executive in February 2012;

WHEREAS, the Compensation Committee of the Board of Directors of the Company desires to extend the Offer pursuant to the terms of this Agreement;

AGREEMENT

NOW THEREFORE, the Company and Executive agree as follows:

1.	General. This Offer is being made pursuant to the Company’s Amended and Restated Stock Incentive Plan (the “Plan), a copy of which has been publicly filed with the United States Securities Exchange Commission. The Shares purchased or that may be purchased by the Executive (the “Purchased Shares”), the BOGO Options and underlying Shares (the “BOGO Shares”) are subject in all respects to the provisions of the Plan (including, without limitation, Section 8), except as specifically modified hereby. Capitalized terms not otherwise defined in the text or in Section 8 hereof are defined in the Plan.

2.

Opportunity to Purchase Shares. Executive may purchase 25,000 Shares at a price per Share equal to the fair market value of the Shares at the time of purchase, as determined in good faith by the Board based on an independent third party valuation, but in no event less than $10 per share (the price actually paid for the Shares at the time of purchase referred to as the “Purchase Price”). The Shares must be purchased in increments of 1,000, and the number of Shares that maybe purchased is limited to 25,000 shares.

3.	Grant of Matching Option: On the date that Executive completes the purchase of Shares described in paragraph 2 above, Executive will be granted a “BOGO Option” relating to the same number of Shares that Executive purchased under paragraph 2 above at an exercise price equal to the Purchase Price paid by Executive for the Shares. The BOGO Option will vest and become exercisable in two equal annual installments on the first and second anniversary dates of the date of grant, provided that Executive is employed by the Company or its Affiliates on such dates; provided, further that, the BOGO Option will become fully vested and exercisable immediately prior to a Change in Control; and provided, further, that the BOGO Option shall terminate in accordance with Section 5 of the Plan.

4.	Rights/Restrictions on Shares. The Purchased Shares and the BOGO Shares are subject to the rights and restrictions set forth in Section 8 of the Plan, provided that in addition to the Company’s rights under Section 8(d) of the Plan (Repurchase Right), if Executive voluntarily resigns from employment with the Company or its Affiliates prior to the earlier of the fourth anniversary of the date of grant or the date of a Qualified IPO, then the price per Share to be paid by the Company for any BOGO Shares it chooses to repurchase under Section 8(d) of the Plan shall not exceed the price per Share paid by Executive upon exercise of the BOGO Option, less any distributions paid in respect of such Share.

5.	Representations. By accepting this opportunity to purchase Shares and receive an option award, you represent to the following, and understand that the Company would not have made this opportunity available to you but for your representations and acknowledgements below.

(a)	Shares Unregistered; Investor Knowledge. You acknowledge and agree that (i) the opportunity to purchase Shares, has not been registered under applicable securities laws; (ii) there is no established market for the Shares and it is not anticipated that there will be any such market for the Shares in the foreseeable future; and (iii) your knowledge and experience in financial and business matters are such that you are capable of evaluating the merits and risks of any investment in the Shares.

(b)

Acknowledgement. You acknowledge and agree that: (i) this award is a one-time benefit, which does not create any contractual or other right to receive future awards, or benefits in lieu of awards; (ii) all determinations with respect to any such future awards, including, but not limited to, the times when awards shall be granted, the number of shares subject to each award, the exercise or purchase price, and the time or times when each award shall vest, will be at the sole discretion of the Company; (iii) this award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; and (iv) that this award shall not create a right to further employment with the Company or its affiliates and shall not interfere with the ability of the Company or its affiliates to terminate your employment relationship at any time, and upon termination of your employment for any reason whatsoever, any rights in respect of the Purchased Shares, which you would have been entitled had your employment not terminated shall lapse upon the date of termination unless expressly stated otherwise herein or the Plan, and you shall not be entitled to any compensation in respect of loss of all or any of the Purchased Shares.

(c)	Employee Data Privacy. You consent to the collection, use and transfer of personal data as described in this paragraph (c). You understand that the Company and its Affiliates hold certain personal information about you including, but not limited to, your name, home address and telephone number, date of birth, social security number, salary, nationality, job title, common shares or directorships held in the Company, details of all other entitlement to common shares awarded, cancelled, exercised, vested, unvested or outstanding in your favor, for the purpose of managing and administering this award (“Data”). You further understand that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purposes of implementation, administration and management of this award, and that the Company and/or any of its Affiliates may each further transfer Data to any third parties assisting the Company in such implementation, administration and management. You authorize them to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing this award, including any requisite transfer of such Data as may be required for the administration of this award and/or the subsequent holding common shares on your behalf to a broker or other third party with whom the shares acquired on exercise may be deposited. You understand that he or she may, at any time, view the Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the local human resources representative.

(d)	Confidentiality. You agree not to disclose or discuss in any way the terms of this award to or with anyone other than members of your immediate family, or your personal counsel or financial advisors (and you will advise such persons of the confidential nature of this Offer).

6.	Taxes: You should consult your personal tax advisor for information concerning the tax treatment of your Purchased Shares or BOGO option. The Company is not making any representations concerning tax consequences, and is not responsible for any taxes, interest or penalties you incur in connection with your Purchased Shares or BOGO option, even if the taxing authorities successfully challenge any position taken by the Company in respect of fair market value, wage withholding and reporting or otherwise. In addition, unless otherwise provided in your BOGO Option grant agreement, you agree to indemnify the Company and any company within the group which is your employer in respect of all income tax and employer and employee national insurance contributions (“NICs”) imposed under PAYE in connection with the exercise of a BOGO Option.

7.	Termination. This Offer shall terminate and be of no further force and effect on the earlier to occur of the date (x) of April 30, 2014 (or May 31, 2014 if FY 2013 annual incentive bonuses have not been paid by April 30, 2014), or (y) you are no longer employed by the Company, notwithstanding the reason for such termination. Furthermore, this Offer shall terminate upon the occurrence of a Qualified IPO, Change of Control or Claire’s Liquidity Event.

8.	Definitions.

(a)	“Apollo” means Apollo Management VI, L.P. and its Affiliates or any entity controlled thereby or any of the partners thereof.

(b)	“Board” means the board of directors of the Company, or any committee thereof duly authorized to act on behalf of the Board.

(c)	“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in, however designated, equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

(d)	“Change of Control” means:

(i)	any event occurs the result of which is that any “Person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, other than one or more Permitted Holders or their Related Parties, becomes the beneficial owner, as defined in Rules l3d-3 and l3d-5 under the Exchange Act (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire within one year) directly or indirectly, of more than 50% of the Voting Stock of the Company or any successor company thereto, including, without limitation, through a merger or consolidation or purchase of Voting Stock of the Company; provided that none of the Permitted Holders or their Related Parties have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board; provided further that the transfer of 100% of the Voting Stock of the Company to a Person that has an ownership structure identical to that of the Company prior to such transfer, such that the Company becomes a wholly owned Subsidiary of such Person, shall not be treated as a Change of Control;

(ii)	after an initial public offering of Capital Stock of the Company during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office;

(iii)	the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group of related Persons other than a Permitted Holder or a Related Party of a Permitted Holder; or

(iv)	the adoption of a plan relating to the liquidation or dissolution of the Company.

(e)	“Claire’s Investors Liquidity Event” means any transaction (including, without limitation, a stock sale, redemption or buy back, merger, consolidation or otherwise) immediately following which 25% of the Shares held by all Claire’s Investors have been exchanged for or converted into consideration, all or substantially all of which consists of cash or readily marketable securities that the Claire’s Investors can immediately resell for cash at prevailing quoted prices without legal, contractual or market restrictions.

(f)	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(g)	“Permitted Holder” means Apollo.

(h)	“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes, however designated, that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

(i)	“Related Party” means:

(i)	any controlling stockholder, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

(ii)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 50% or more controlling interest of which consist of any one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (i).

(j)	“Subsidiary” means, with respect to any specified Person:

(i)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(k)	“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

IN WITNESS WHEREOF, Beatrice Lafon and Claire’s Stores, Inc. have entered into this Agreement as of the date first written above and agree to be bound hereby.

BEATRICE LAFON	CLAIRE’S STORES, INC.

/s/ Beatrice Lafon	By:	/s/ Joseph DeFalco

	Title:	Senior Vice President of Human Resources

6